UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Sonendo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 13, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonendo, Inc. (“Sonendo” or the “Company”) on Wednesday, May 25, 2022, at 1:30 PM Pacific Time (PT). The Annual Meeting will be a virtual meeting of stockholders, which will be conducted solely by means of remote communication via a live webcast.

We hope you can join us for the Annual Meeting. As a stockholder, your participation in the affairs of Sonendo is important, regardless of the number of shares you hold. Therefore, whether or not you are able to attend the Annual Meeting, please vote your shares as soon as possible by following the instructions provided in the Notice of Internet Availability, or if you hold your shares through a bank, broker or other financial intermediary, by following the instructions provided by the financial intermediary. If you decide to attend the Annual Meeting, you will be able to vote at the meeting even if you have previously voted.

Our Notice of 2022 Annual Meeting of Stockholders, proxy statement for the Annual Meeting, and 2021 Annual Report on Form 10-K are available at www.proxydocs.com/SONX. On April 13, 2022, we mailed our stockholders a notice containing instructions on how to access these materials and how to vote their shares. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

On behalf of the board of directors, we would like to express our appreciation for your continued interest in the affairs of Sonendo.

Sincerely yours,

Bjarne Bergheim
President and Chief Executive Officer

Anthony P. Bihl III
Chairman of the Board of Directors

26061 Merit Circle, Suite 102, Laguna Hills, CA 92653

TEL: (949) 766-3636

http:// www.sonendo.com

SONENDO, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”)

TIME	1:30 P.M. Pacific Time (PT) on Wednesday, May 25, 2022

LOCATION	The Annual Meeting will be held by means of remote communication via a live webcast accessible at www.proxydocs.com/SONX. You can attend the Annual Meeting online, vote your shares during the online meeting and submit questions for consideration prior to the online meeting. To be admitted to the Annual Meeting’s live webcast, you must register at www.proxydocs.com/SONX by 2:00 p.m. Pacific Time on May 23, 2022, as described in the Notice of Internet Availability of Proxy Materials (“Notice”), your proxy card, or the instructions that accompanied your proxy materials. As part of the registration process, you must enter the Control Number shown on your Notice, proxy card, or instructions that accompanied your proxy materials. After completion of your registration, further instructions, including a unique link to access the annual meeting, will be emailed to you.

ITEMS OF BUSINESS	1. To elect one Class I director.
2. To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

RECORD DATE	You are entitled to vote at the Annual Meeting and any adjournment thereof if you were a stockholder at the close of business on March 28, 2022.

ANNUAL REPORT	Our 2021 Annual Report on Form 10-K is a part of our proxy materials being made available to you.

We are utilizing a U.S. Securities and Exchange Commission Rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. We believe that this delivery process will reduce our environmental impact and over time lower the costs of printing and distributing our proxy materials. We believe that we can achieve these benefits with no impact on our stockholders’ timely access to this important information. If you have received a Notice and you would prefer to receive proxy materials (including a proxy card) in printed form by mail or electronically by email, please follow the instructions contained in the Notice.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible by telephone, via the Internet or by completing, dating, signing and returning a proxy card (as instructed in the Notice) to ensure your shares are voted, or, if you hold your shares in street name, by following the instructions provided by your bank, broker or other financial intermediary. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Jacqueline Collins
Corporate Secretary

April 13, 2022

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Q:	When and where is the 2022 Annual Meeting of Stockholders?

A:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Sonendo, Inc. (the “Sonendo,” the “Company,” “we,” “our,” or “us,” as the context requires) will be held on Wednesday, May 25, 2022, at 1:30 P.M. Pacific Time (PT).

The Annual Meeting will be held by means of remote communication via a live webcast accessible at www.proxydocs.com/SONX. You can attend the Annual Meeting online, vote your shares during the online meeting and submit questions for consideration prior to the online meeting. To be admitted to the Annual Meeting’s live webcast, you must register at www.proxydocs.com/SONX by 2:00 p.m. Pacific Time on May 23, 2022, as described in the Notice of Internet Availability of Proxy Materials (“Notice”), your proxy card, or the instructions that accompanied your proxy materials. As part of the registration process, you must enter the Control Number shown on your Notice, proxy card, or the instructions that accompanied your proxy materials. After completion of your registration, further instructions, including a unique link to access the annual meeting, will be emailed to you.

Q:	Why is the Company providing these proxy materials?

A:

The board of directors is soliciting proxies on behalf of the Company to be voted at the Annual Meeting. When we ask for your proxy, we must provide you with a proxy statement and other proxy materials that contain certain information specified by law and other information.

Q:	What proxy materials are being made available to stockholders?

A:

The proxy materials consist of: (1) the Notice of 2022 Annual Meeting of Stockholders; (2) this proxy statement; and (3) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”).

If you request printed versions of the proxy materials by mail, these proxy materials will also include the proxy card or voting instruction form for the Annual Meeting.

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of the proxy materials?

A:

We are utilizing a U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet may be found in the Notice. If you have received a Notice and you would prefer to receive the proxy materials in printed form by mail or electronically by email, please follow the instructions contained in the Notice.

The SEC rules that allow us to furnish our proxy materials over the Internet rather than in paper form do not require us to do so for all stockholders. We may choose to send certain stockholders the Notice, while sending other stockholders a full set paper copy of our proxy materials.

Q:	When were the proxy materials first sent or made available to stockholders?

A:

The Notice was first mailed to stockholders on or about April 13, 2022. Once the Notice is received, stockholders have the option of (1) accessing the proxy materials, including instructions on how to vote, online or by phone; or (2) requesting that the proxy materials be sent to the stockholder in printed form by mail or electronically by email. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site.

Q:	How can I access the proxy materials over the Internet?

A:

The Notice contains instructions on how to view the proxy materials on the Internet, vote your shares on the Internet and obtain printed or electronic copies of the proxy materials. An electronic copy of the proxy materials is available at www.proxydocs.com/SONX.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two matters on which a vote is scheduled at the Annual Meeting:

•	The election of one Class I director (Proposal 1); and

•	The ratification of the appointment of Ernst & Young LLP as Sonendo’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

We will also consider and vote upon any other business properly brought before the Annual Meeting.

Q:	What are the board of directors’ voting recommendations?

A:	The board of directors recommends that you vote your shares:

•	FOR the election of the Class I director (Proposal 1); and

•	FOR the ratification of the appointment of Ernst & Young LLP as Sonendo’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

Q:	What shares may I vote?

A:	You may vote all shares of common stock, par value $0.001 per share, of the Company that you owned as of the close of business on March 28, 2022 (the “Record Date”). These shares include:

1.	those held directly in your name as the stockholder of record; and

2.	those held for you as the beneficial owner through a bank, broker or other financial intermediary at the close of business on the Record Date.

Each share of common stock is entitled to one vote. On the Record Date, there were approximately 26,397,974 shares of our common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most stockholders hold their shares through a bank, broker or other financial intermediary rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares held beneficially.

Stockholder of Record

If your shares are registered directly in your name with Sonendo’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your proxy directly to Sonendo or to vote your shares in person at the Annual Meeting.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other financial intermediary, you are considered the beneficial owner of shares held in street name. Your bank, broker or other financial intermediary is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, or other financial intermediary on how to vote your shares, but because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. As a beneficial owner, you are, however, welcome to attend the Annual Meeting.

Q:	How can I attend the Annual Meeting?

A:	The Annual Meeting will be accessible through the internet via a live webcast.

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. To be admitted to the Annual Meeting’s live webcast, you must register at www.proxydocs.com/SONX by 2:00 p.m. Pacific Time on May 23, 2022 (the “Registration Deadline”), as described in the Notice, your proxy card, or the instructions that accompanied your proxy materials. As part of the registration process, you must enter the Control Number shown on your Notice, proxy card, or the instructions that accompanied your proxy materials. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

Q:	How can I vote my shares at the Annual Meeting?

A:

In order to attend and vote at the virtual Annual Meeting via the Internet, stockholders must register in advance at www.proxydocs.com/SONX prior to the deadline of 2:00 p.m. Pacific Time on May 23, 2022. As part of the registration process, you must enter the Control Number shown on your Notice, proxy card, or the instructions that accompanied your proxy materials. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the Annual Meeting. Approximately one hour prior to the start of the Annual Meeting, you will receive an additional email, including a unique link that will allow you access to the meeting. Please be sure to follow the instructions that will be delivered to you via email after completing the registration. If you encounter any difficulties accessing the virtual meeting, please call the technical support number provided in the instructions.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described in the Notice so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you hold your shares directly, you may vote by granting a proxy by one of the following methods:

On the Internet—You may vote at www.proxydocs.com/SONX 24 hours a day, seven days a week. Have your Notice, your proxy card, or the instructions that accompanied your proxy materials and enter the

Control Number to submit your vote via the website. When you vote by proxy via the Internet prior to the Annual Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted.

By Telephone—You may vote using a touch-tone telephone by calling 866-987-9012 24 hours a day, seven days a week. Have your Notice, your proxy card, or the instructions that accompanied your proxy materials when you call and enter the Control Number when prompted to submit your vote. For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy by telephone prior to the Annual Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted.

By Mail—You may vote using your proxy card by completing, signing, dating, and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

If you are the beneficial owner of shares held in street name, you may instruct your bank, broker, or other financial intermediary to vote your shares by following the instructions provided by your bank, broker or other financial intermediary. Most intermediaries offer voting by mail, by telephone and on the Internet.

Q:	May I change or revoke my vote?

A:	Yes, you may change or revoke your proxy instructions at any time prior to the vote at the Annual Meeting.

If you hold your shares directly, you must (a) file with our Corporate Secretary a written notice of revocation or (b) timely deliver a valid, later-dated proxy by telephone, on the Internet, or by mail, or vote your shares in person at the Annual Meeting. Your attendance at the Annual Meeting will not by itself revoke your previously granted proxy unless you give written notice of revocation to our Corporate Secretary before the Annual Meeting, or you vote at the Annual Meeting. Any proxy submitted by a stockholder of record may be revoked at any time prior to its exercise at the Annual Meeting.

For shares you own beneficially, you may change your vote by submitting new voting instructions to your bank, broker or other financial intermediary, or by following the instructions that accompanied your proxy materials. If you voted on the Internet or by telephone, you may change your vote by following the instructions for voting by either method until 8:59 p.m. Pacific Time (PT) on May 24, 2022.

Q:	How are votes counted?

A:

In the election of directors, you may vote “FOR THE NOMINEE” or “WITHHOLD AUTHORITY FOR THE NOMINEE.” Votes that are withheld will not be included in the vote tally for the election of the Class I director (Proposal 1) and will not affect the results of that vote.

On the proposal to ratify the appointment of our independent registered public accounting firm, you may vote “FOR”, “AGAINST” or “ABSTAIN.” For abstentions, see “What happens if I abstain from voting?” below.

If you specify a voting choice, the shares will be voted in accordance with that choice. If you vote your shares, but do not indicate your voting preferences, the persons named as proxies by our board of directors, Bjarne Bergheim, Michael Watts, and Jacqueline Collins (the “Named Proxies”), will vote your shares in accordance with the recommendations of the board of directors.

If you are a beneficial owner and you have not provided voting instructions to your bank, broker or other financial intermediary, such firm may exercise discretion to vote your shares only with respect to the ratification of our independent registered public accounting firm (Proposal 2). Your broker does not have discretionary authority to vote your shares in the election of the Class I director (Proposal 1), resulting in a “broker-non-vote” with respect to this matter. See “What is a broker non-vote?” below for more information.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the voting power of the issued and outstanding shares of common stock entitled to vote at the meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” (described below) will be counted as present and entitled to vote for purposes of determining a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:

In the election of the Class I director (Proposal 1), the nominee for director who receives the highest number of votes “FOR” his election will be elected as Class I directors. This is called a plurality vote.

Approval of the ratification of our independent registered public accounting firm (Proposal 2) will require the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).

In each case, a quorum must be present at the Annual Meeting for a valid vote.

Q:	What happens if I abstain from voting?

A:

If you submit a proxy and explicitly abstain from voting on any proposal, the shares represented by the proxy will be considered present at the Annual Meeting for the purpose of determining a quorum. Abstentions will not be counted as votes cast and therefore, they will have no effect on the outcome of any proposal.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions. Brokers have discretionary authority to vote on matters that are deemed “routine,” such as the ratification of our independent registered public accounting firm (Proposal 2). Brokers do not have discretionary authority to vote on matters that are deemed “non-routine,” such as the election of the Class I director (Proposal 1). Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Annual Meeting, but because they are not votes that are cast, they will have no effect on the outcome of Proposal 1.

Q:	Will I have dissenters’ rights?

A:

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our certificate of incorporation, or our bylaws to any stockholder with respect to any of the matters proposed to be voted on at the Annual Meeting.

Q:	What does it mean if I receive more than one Notice, proxy card or voting instruction card?

A:

It means your shares are registered differently or are held in more than one account. To ensure that all of your shares are voted, please vote as instructed in each Notice or sign and return each proxy card or voting instruction card (if you have requested and received paper copies of this proxy statement and a proxy card or voting instruction card). If you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction card you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K following the Annual Meeting.

Additional Q&A information regarding the Annual Meeting and stockholder proposals may be found on page 43.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

Our business and affairs are managed under the direction of the board of directors. Our board of directors currently consists of nine members.

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes of directors with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	Class I directors—Raj Pudipeddi, Paul Madera and Cory Eaves, with terms expiring at the Annual Meeting;

•	Class II directors—Bjarne Bergheim, Olav Bergheim and Karen McGinnis, with terms expiring at the annual meeting of stockholders to be held in 2023; and

•	Class III directors—Anthony P. Bihl III, Carolyn Beaver and Sadie Stern, with terms expiring at the annual meeting of stockholders to be held in 2024.

Mr. Eaves and Mr. Madera will not stand for re-election at the Annual Meeting. Effective as of the time of the Annual Meeting, our board of directors will be reduced to seven members. Biographical information with respect to the Class I director nominee and our other directors is provided below.

Name	Position with the Company	Age as of the Annual Meeting	Director Since
Raj Pudipeddi	Class I Director	49	2021
Cory A. Eaves	Class I Director	52	2019
Paul S. Madera	Class I Director	65	2014

Bjarne Bergheim	Class II Director	48	2008
Olav Bergheim	Class II Director	71	2006
Karen K. McGinnis	Class II Director	55	2021

Anthony P. Bihl III	Chair and Class III Director	65	2020
Carolyn Beaver	Director	64	2021
Sadie M. Stern	Director	47	2021

Class I Directors

Raj Pudipeddi has served on our board of directors since December 2021. Mr. Pudipeddi currently serves as Chief Product and Marketing Officer, Executive Vice President and Managing Director, Asia Pacific for Align Technology, Inc. (“Align”), a leading global medical device company and manufacturer of the Invisalign® system. Mr. Pudipeddi joined Align in February 2019 as Senior Vice President and Chief Marketing Officer. From February 2017 to May 2018, Mr. Pudipeddi was the Director, Consumer Business and Chief Marketing Officer at Bharti Airtel, an Indian telecom services provider. Prior to Bharti Airtel, Raj spent about 22 years at Procter & Gamble, where he served in a number of leadership roles across businesses in the North American, Asia Pacific and Latin American regions, including as Vice President, North America, Oral Care. Raj earned an M.B.A. degree from the Indian Institute of Management, Lucknow, India, and a Bachelor of Engineering degree from the Gandhi Institute of Technology in India. We believe that Mr. Pudipeddi’s expertise building brands across consumer goods, telecom and medical devices and global business leadership experience qualify him to serve on our board of directors.

Cory A. Eaves has served as a member of our board of directors since September 2019. Mr. Eaves is an Operating Partner at General Atlantic LLC, providing strategic support and advice to the firm’s investment teams and portfolio companies with a focus on technology, operations and digital transformation. Before joining General Atlantic LLC in 2009, he was Executive Vice President, Chief Technology Officer and Chief Information Officer at Misys plc. Prior to this, he served as Chief Technology Officer of SSA Global, a global enterprise software provider. Mr. Eaves currently serves on the board of directors of Caremetx, LLC (since February 2021), and previously served on the boards of directors of CitiusTech Healthcare Technology Private Limited from March 2014 to September 2016 and eviCore Healthcare from March 2014 to December 2017. He currently serves as chairman of the board for the Marfan Foundation and advisor for NetHope. Mr. Eaves received a B.S. in electrical engineering from the University of Iowa and an M.B.A. from Babson College and is a graduate of the Harvard Business School’s Advanced Management Program. We believe that Mr. Eaves is qualified to serve on our board of directors due to his extensive experience as a venture capital investor and the member of the board of multiple healthcare technology companies.

Paul S. Madera has served on our board of directors since September 2014. Mr. Madera is Managing Director of Meritech Capital Partners, a position he has held since he joined the fund in 1999. Prior to Meritech, Mr. Madera was an investment banker with Montgomery Securities and Morgan Stanley, and he served in the US Air Force as an Instructor Pilot. Mr. Madera currently serves on the boards of directors of several privately held companies, including DataStax, Inc., Filevine, Inc., ForgeRock, Inc., Icertis, Inc., Kinetica DB Inc. and Yubico AB. He also serves on the boards of directors of the Air Force Academy Foundation and on the board of trustees of the Stanford Graduate School of Business. Mr. Madera received a B.S. from the US Air Force Academy, and an M.B.A. from The Stanford Graduate School of Business. We believe that Mr. Madera is qualified to serve on our board of directors due to his extensive experience as a venture capital investor and the member of the board of multiple technology companies.

Class II Directors

Bjarne Bergheim has served as our Chief Executive Officer and President and as a member of our board of directors since 2008. Mr. Bergheim was our first employee and previously served as our Chief Operating Officer from 2006 to 2008. Prior to joining us, Mr. Bergheim was a co-founder and a member of the management team of Fjord Ventures, LLC, a life science accelerator located in Laguna Hills, California focused on building and operating companies in the medical device, diagnostic and biopharmaceutical sectors. Previously, Mr. Bergheim was the first employee of 3F Therapeutics, Inc., which was acquired by ATS Medical and later by Medtronic, Inc. At 3F Therapeutics, Inc., Mr. Bergheim was responsible for building the research and development organization and also invented one of the trans-apical heart-valve delivery platforms. Mr. Bergheim received a B.S. in mechanical engineering from the University of California, Irvine, and an M.S. in mechanical engineering from the California Institute of Technology. Mr. Bergheim also studied cardiovascular and biomedical engineering at NTNU, Norway in collaboration with Stanford University and California Institute of Technology. We believe Mr. Bergheim’s extensive management experience in the medical device industry, and his understanding of our business, operations and strategy qualify him to serve as our Chief Executive Officer and on our board of directors.

Olav Bergheim has served as a member of our board of directors since he co-founded our company in June 2006. Mr. Bergheim has over 30 years of experience in creating and managing life science companies. In addition to co-founding our company, he is a founder of Volcano Corporation, 3F Therapeutics (acquired by Medtronic), Glaukos Corporation, Vessix Corporaton, Adagio Medical, Inc., YAP Therapeutics, Inc., Anaxiom Corporation, Kato Pharmaceutical, Inc., Otello Medical, Inc., Prelude Corporation and Metronom Health, Inc. Mr. Bergheim is also the founder and principal partner of Fjord Ventures LLC, a life science accelerator located in Laguna Hills, California. Prior to starting Fjord Ventures in 2005, Mr. Bergheim spent 10 years at Domain Associates LLC as a company creator and general partner. Prior to Domain, Mr. Bergheim served as a Corporate Vice President of Baxter Healthcare, where he spent 18 years in leadership and operating roles at U.S. and international locations. Mr. Bergheim previously served on the board of directors of Glaukos Corporation from 1999 to 2016, Volcano

Corporation from 1999 to 2009 and Vessix Corporation from 2006 to 2012. Mr. Bergheim also serves and has served on the board of directors for several privately held companies, including Metronom Health, Inc., Prelude Corporation, Adagio Medical, Inc., Kato Pharmaceuticals, Inc., Anaxiom Corporation, Otello Medical, Inc. and YAP Therapeutics, Inc. Mr. Bergheim received a B.S. and an M.S. in pharmacy from the University of Oslo and completed the Executive M.B.A. program at the University of Virginia’s Darden School of Business. We believe Mr. Bergheim’s role as a founder of our company, combined with his more than 30 years of experience in founding and managing life science companies qualify him to serve on our board of directors.

Karen K. McGinnis, C.P.A. has served on our board of directors since October 2021. Ms. McGinnis has served as director of Alphatec Holdings, Inc. since June 2019, of Absci Corp since August 2020 and of Biosplice Therapeutics, Inc. since March 2021. From November 2017 to April 2021, Ms. McGinnis served as Vice President and Chief Accounting Officer of Illumina, Inc. Ms. McGinnis previously served as the Chief Executive Officer and President of Mad Catz Interactive Inc. from February 2016 to March 2017 and as Chief Financial Officer from June 2013 to February 2016. Ms. McGinnis previously served as Chief Accounting Officer of Cymer, Inc. from November 2009 to June 2013. Prior to this, Ms. McGinnis served in a variety of roles at Insight Enterprises, Inc., including as Chief Accounting Officer from September 2006 to March 2009. From 1997 to 2000, Ms. McGinnis served as the Chief Financial Officer of Horizon. Prior to Horizon, Ms. McGinnis was employed by KPMG LLP from 1989 to 1997 and served as its Senior Assurance Manager. Ms. McGinnis is a Certified Public Accountant and received a bachelor’s degree in accounting from the University of Oklahoma. We believe Ms. McGinnis’ extensive executive, accounting and financial expertise qualify her to serve on our board of directors.

Class III Directors

Anthony P. Bihl III has served as a member of our board of directors since June 2020. Prior to joining our board of directors, Mr. Bihl served as Chief Executive Officer and a member of the board of managers of Bioventus, LLC from December 2013 to April 2020. From June 2011 through June 2012, Mr. Bihl was Group President of American Medical Systems (“AMS”), a subsidiary of Endo Pharmaceuticals. Mr. Bihl was President, Chief Executive Officer and a director of AMS from April 2008 until Endo acquired AMS in June 2011. Mr. Bihl also served as Chief Executive Officer of the Diagnostics Division of Siemens Medical Solutions from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006.

Mr. Bihl is currently Chairman of the board of directors of Spectral Medical, Inc., a publicly traded Canadian company and has served as a member of the board of directors of Spectral Medical, Inc. since April 2008. In addition, since July 2020, Mr. Bihl has served on the board of directors of Meridian Bioscience Inc. From March 2016 to May 2020, Mr. Bihl served as a member of the board of directors of Nuvectra Corporation and, prior to March 2016, served on the board of directors of Integer Holdings Corporation before it spun off Nuvectra. In addition to the foregoing, Mr. Bihl has also served on the board of directors of several privately held companies, and the Arthritis Foundation. Mr. Bihl received a B.S. in business administration from the Pennsylvania State University. We believe that Mr. Bihl is qualified to serve on our board of directors due to his extensive experience in finance, operations and business unit leadership across the global medical device market and his experience serving on the board of directors of other companies.

Carolyn Beaver has served as a member of our board of directors since October 2021. Ms. Beaver has served as a director and member of the audit committee of MaxLinear, Inc. since December 2018 and as the chair of its audit committee since February 2021, and as a director and chair of the audit committee and member of the compensation and nominating and governance committees of MediciNova, Inc. since October 2020. Ms. Beaver served as a director of Organovo Holdings, Inc. from February 2019 to September 2020, where she chaired the audit committee and was a member of the nominating and corporate governance committee from September 2019 to September 2020. Ms. Beaver was a director of Commerce National Bank, Newport Beach, California, chair of its audit committee and a member of its asset/liability committee from 2005 until the bank was acquired in 2013. Ms. Beaver previously held several positions at Sequenom Inc., a life sciences testing company, including Chief Financial Officer and Senior Vice President from March 2015 to October 2016, Chief Financial Officer from June 2014 to March 2015, and Vice President and Chief Accounting Officer from June 2012 to June 2014. In addition, Ms. Beaver previously served as Corporate Vice President and Controller of Beckman Coulter, Inc., a biomedical laboratory instrument and test company, from August 2005 until June 2012, and was named Chief Accounting Officer in October 2005, a position she held until July 2011, following the acquisition of Beckman Coulter, Inc. by Danaher Corporation. She also served as interim Chief Financial Officer of Beckman Coulter from July 2006 through October 2006. Ms. Beaver served as an audit partner with KPMG LLP from 1987 to 2002. Ms. Beaver received a B.S. in business administration from California State Polytechnic University, Pomona. We believe Ms. Beaver’s extensive financial and accounting experience, as well as her role as a member of the board for multiple healthcare technology companies qualify her to serve on our board of directors.

Sadie M. Stern has served on our board of directors since October 2021. Ms. Stern has served as Executive Vice President and Chief Human Resources Officer at DexCom, Inc. since September 2020. From October 2017 to September 2020, Ms. Stern was employed by 3D Systems Corporation, most recently as Executive Vice President, People and Culture. From January 2012 until October 2017, Ms. Stern served as Senior Director, Human Resources of Qualcomm Inc. Ms. Stern previously worked at LG Electronics and The Walt Disney Company. Ms. Stern received a B.A. in English from San Diego State University and an M.A. in higher education from the University of Denver. We believe Ms. Stern’s extensive experience in human resources and leadership qualify her to serve on our board of directors.

Family Relationships

Olav Bergheim is the father of Bjarne Bergheim. There are no other family relationships among any of our directors, director nominees or executive officers.

Board of Directors Leadership Structure

The roles of Chairman of the board of directors and Chief Executive Officer are held separately. Our board of directors has determined its leadership structure is appropriate and effective for us at this time, given our stage of development.

Director Independence

Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors within a specified period of our initial public offering (“IPO”) completed on November 2, 2021. In addition, rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under these rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Carolyn Beaver, Sadie Stern, Karen McGinnis, Cory Eaves, Anthony P. Bihl III, Paul Madera and Raj Pudipeddi are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange, representing seven of our nine directors. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Director Qualifications and Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the following:

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience as a board member of another publicly held company;

•	the candidate’s professional and academic experience relevant to our industry;

•	the strength of the candidate’s leadership skills;

•	the candidate’s experience in finance and accounting and/or executive compensation practices;

•	whether the candidate has the time required for preparation, participation and attendance at board of director meetings and committee meetings, if applicable; and

•	the candidate’s geographic background, gender, age and ethnicity.

In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The Board monitors the mix of specific experience, qualifications, and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Board of Director’s Role in Risk Oversight

Our board of directors has extensive involvement in the oversight of risk management related to the Company and its business and accomplishes this oversight primarily through our board committees.

Our audit committee is responsible for discussing our policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled. Our audit committee also oversees the management of financial and cybersecurity risks and potential conflicts of interest.

Our compensation committee is responsible for overseeing the management of risks relating to the Company’s compensation plans, equity incentive plans and other compensatory arrangements.

The nominating and corporate governance committee manages risks associated with the Company’s corporate governance framework and oversees our efforts with regard to environmental and social matters and associated risks.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors plays an active role in overseeing management of our risks and is regularly informed through committee reports about such risks. The board of directors regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each.

Committees of the Board of Directors

Our board of directors has the following committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The committee charters are each available on the investor section of our website at www.sonendo.com. From time to time, our board of directors may also establish any other committees that it deems necessary or desirable.

Audit Committee. We have an audit committee consisting of Carolyn Beaver, as chair, Paul Madera and Karen McGinnis. As noted elsewhere in this proxy statement, Mr. Madera will not stand for re-election at the Annual Meeting. The Board is reviewing its audit committee membership and intends to appoint an additional member to serve on the audit committee on or before the election of directors at the Annual Meeting in order to comply with NYSE listing rules. Rule 10A-3 of the Exchange Act requires us to have one independent audit committee member upon the listing of our common stock, a majority of independent directors on our audit committee within 90 days of the effective date of our IPO registration statement and an audit committee composed entirely of independent directors within one year of the effective date of our IPO registration statement. Each of our audit committee members is independent under applicable NYSE rules and Rule 10A-3 of the Exchange Act. Carolyn Beaver and Karen McGinnis each qualify as an “audit committee financial expert” within the meaning of regulations adopted by the SEC. The audit committee appoints and reviews the qualifications and independence of our independent registered public accounting firm, prepares audit committee reports to be included in proxy statements filed under SEC rules and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, the quality and integrity of our financial statements and investigations into matters related to audit functions. The audit committee is also responsible for overseeing risk management on behalf of our board of directors. See “—Board of Directors’ Role in Risk Oversight.”

Compensation Committee. We have a compensation committee consisting of Anthony P. Bihl III, as chair, Karen McGinnis, and Sadie Stern. Each of our compensation committee members is independent under applicable NYSE rules. The principal responsibilities of the compensation committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements, prepare compensation committee reports to be included in proxy statements filed under SEC rules and authorize our Company to enter into employment and other employee related agreements.

Nominating and Corporate Governance Committee. We have a nominating and corporate governance committee consisting of Cory Eaves, as chair, Sadie Stern and Raj Pudipeddi. As noted elsewhere in this proxy statement, Mr. Eaves will not stand for re-election at the Annual Meeting. The Board is reviewing its nominating and corporate governance committee membership and may appoint an additional member to serve on the nominating and corporate governance committee in place of Mr. Eaves. Each of our nominating and corporate governance committee members is independent under applicable NYSE rules. The nominating and corporate governance committee assists our board of directors in identifying individuals qualified to become board members, consistent with criteria approved by our board of directors, makes recommendations for nominees for committees, oversees the evaluation of the board of directors and management and develops, recommends to the board of directors and reviews our corporate governance principles.

Director Nominations

Director nominees are considered by our nominating and corporate governance committee on a case-by-case basis. A candidate for election to our board of directors must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of stockholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields and have the ability to quickly grasp complex principles of business, finance, and transactions regarding the Company’s industry. See “Director Qualifications and Board Diversity” above for other qualifications considered by our nominating and corporate governance committee.

The nominating and corporate governance committee will consider these criteria for nominees identified by the nominating and corporate governance committee or the board of directors, by stockholders, or through other sources. When current directors are considered for nomination for reelection, the nominating and corporate governance committee will take into consideration their prior contributions and performance as well as the composition of our board of directors as a whole, including whether the board of directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The nominating and corporate governance committee will make a preliminary assessment of each proposed nominee based upon the résumé and biographical information, an indication of the individual’s willingness to serve, and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the nominating and corporate governance committee will determine which nominee(s) to submit for election. The nominating and corporate governance committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

It is our nominating and corporate governance committee’s responsibility to consider stockholder proposals for nominees for election as directors that are nominated in accordance with our certificate of incorporation and our bylaws, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our stock is listed for trading or quotation. Generally, such recommendations made by a stockholder entitled to notice of, and to vote at, the meeting at which such proposed nominee is to be considered are required to be written and received by the Corporate Secretary of the Company by no later than the close of business on the 90th day, nor earlier than the close of business of the 120th day in advance of the first anniversary of the preceding year’s annual meeting of stockholders. The notice must set forth all of the information required by the Company’s bylaws.

Meetings and Attendance

The board of directors held 15 meetings in 2021. Each director who served as a director during 2021 participated in 75% or more of the meetings of the board of directors and of the committees on which he or she served during the year ended December 31, 2021 (during the period that such director served).

At each regular meeting of the board of directors, the independent directors meet in private without members of management.

We encourage all of our directors to attend our annual meeting of stockholders. We did not hold an annual meeting of stockholders in 2021.

Corporate Governance Guidelines

The board of directors and management are committed to effective corporate governance practices. Our corporate governance guidelines describe the governance principles and procedures by which the board of directors functions. Our corporate governance guidelines are available on the investor section of our website at www.sonendo.com.

Code of Ethics

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. Our code of ethics is available on the investor section of our website at www.sonendo.com. Our code of ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. In the event that we amend or waive certain provisions of our code of ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose the same on our website.

Securities Hedging

The Company’s Insider Trading Compliance Policy prohibits officers, directors and employees from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly.

Communications with the Board of Directors

The board of directors has not established a formal process for security holders to send communications to the board of directors and the board of directors has not deemed it necessary to establish such a process at this time. Historically, almost all communications that the Company receives from security holders are administrative in nature and are not directed to the board of directors. If the Company should receive a security holder communication directed to the board of directors, or to an individual director, said communication will be relayed to the board of directors or the individual director, as the case may be.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the board of directors. Our executive officers as of the date of this proxy statement are as follows:

Name	Age	Position with the Company
Bjarne Bergheim	48	President, Chief Executive Officer and Director
Roy T. Chen	56	Chief Talent Officer
Jacqueline Collins	53	Vice President, General Counsel
Mehrzad Khakpour, PhD	45	Chief Technology Officer
Andrew Kirkpatrick	58	Chief Operating Officer
Michael J. Smith	41	Chief Commercial Officer
Michael P. Watts	53	Chief Financial Officer

Bjarne Bergheim. For Mr. Bergheim’s biography, please see above under “The Board of Directors.”

Roy T. Chen has served as our Chief Talent Officer since January 2018. From May 2012 to December 2017, Mr. Chen served as Vice President, Human Resources of Nobel Biocare USA LLC a division of Danaher Inc. From 2007 to 2012, Mr. Chen was Executive Vice President Human Resources for Sybron Dental Specialties, a manufacturer of dental and medical products. Mr. Chen also worked at Johnson & Johnson for 16 years in a variety of Operations, Commercial and Human Resources roles. Mr. Chen currently serves on the board of directors of Ronald McDonald House Charities of Southern California. Mr. Chen received a B.A. in economics from Rutgers University, a B.S. in industrial engineering from Rutgers College of engineering and an M.S. in technology management from Stevens Institute of Technology.

Jacqueline Collins has served as our Vice President, General Counsel since October 2018. From December 2002 to February 2017, Ms. Collins served as the Vice President, General Counsel of Nobel Biocare North America, a subsidiary of Danaher, Inc. and a large dental implant and digital dentistry medical device manufacturer. From April 2014 to January 2016, Ms. Collins also served as the Head of Global Intellectual Property of Nobel Biocare Holding AG. Ms. Collins received a B.A. in political science from the University of Oregon, an M.A. in political science from Rutgers University, Eagleton Institute of Politics, and a J.D. from the University of Oregon School of Law.

Mehrzad Khakpour, Ph.D. has served as our Chief Technology Officer since September 2020. Dr. Khakpour previously served as our Vice President, R&D, from April 2016 to August 2020 and, from June 2008 to March 2016, Dr. Khakpour held several positions including Senior R&D Engineer and R&D Manager and R&D Director. Dr. Khakpour received a B.S. in mechanical engineering from Sharif University of Technology, an M.S. in mechanical engineering from the University of Minnesota and a Ph.D. in mechanical engineering from the University of California, Riverside. His areas of research have included nanoparticle dynamics in turbulent reacting flows as well as cardiovascular fluid dynamics.

Andrew Kirkpatrick has served as our Chief Operating Officer since January 2020. From August 2007 to December 2019, Mr. Kirkpatrick served as the Chief Operating Officer of Accuray, Inc. (“Accuray”), a publicly traded global provider of cancer treatment technologies. Prior to Accuray, Mr. Kirkpatrick held a wide range of roles in manufacturing, service, product management and M&A at several technology companies. Mr. Kirkpatrick began his career as a nuclear engineer and submarine officer in the US Navy. From January 2011 to January 2017, Mr. Kirkpatrick served as a member of the board of directors of the Ronald McDonald House at Stanford University. He currently serves on the board of directors of Tau Science, Inc., a solar energy equipment supplier. Mr. Kirkpatrick received a B.S. in mechanical engineering from the US Naval Academy and an M.B.A. from the University of California, Berkeley, Haas School of Business.

Michael J. Smith has served as our Chief Commercial Officer since June 2021. From March 2017 to June 2021, Mr. Smith served as Vice President of Global Product, Marketing, Innovation and Ortho Channel at Align

Technology Inc., the manufacturer of the Invisalign system and previously as their Director of Sales for EMEA. From June 2014 to March 2017, Mr. Smith served as a co-founder and director of Developed Edge Ltd. (UK), a specialist training and development organization that works exclusively with medical companies. Previously, Mr. Smith has served in a range of sales, marketing, and management roles at Vygon UK (a manufacturer to single-use medical devices) and DePuy Synthes, Inc. (Johnson & Johnson’s orthopedic company). Mr. Smith received a B.S. in biochemistry from the University of Leeds, United Kingdom, and an M.B.A. from the Warwick Business School, United Kingdom.

Michael P. Watts has served as our Chief Financial Officer since November 2017. From March 2013 to October 2017, Mr. Watts served as the Chief Financial Officer of The HydraFacial Company, a manufacturer and marketer of non-invasive equipment and consumables used in aesthetic skin health treatments. From August 2011 to March 2013, Mr. Watts served as Senior Finance Director at Sybron Dental Specialties, a dental manufacturer and supplier. From October 2007 to July 2011, Mr. Watts served as the Vice President of Finance and New Business Development at Zimmer Spine, a division of Zimmer Holdings, Inc. Prior to this, Mr. Watts worked for Johnson and Johnson from April 1998 to October 2007, where he held several financial leadership positions. Mr. Watts began his career in public accounting and is a Certified Public Accountant (Massachusetts). Mr. Watts received a B.S. in accounting from the University of Massachusetts and an M.S. from Bentley College.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table (2021 and 2020)” below. In 2021 and 2020, our “named executive officers” and their positions were as follows:

•	Bjarne Bergheim, Chief Executive Officer;

•	Mehrzad Khakpour, Ph.D., Chief Technology Officer; and

•	Michael Smith, Chief Commercial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Summary Compensation Table (2021 and 2020)

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021, and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Bjarne Bergheim Chief Executive Officer	2021	410,773	—		1,676,412	910,445	202,159	6,105	(4)	3,205,894
	2020	388,107	—		909,982	—	150,413	2,316	(4)	1,450,818

Mehrzad Khakpour Chief Technology Officer	2021	328,286	—		990,312	537,838	128,409	1,200	(5)	1,986,045
	2020	291,702	—		705,768	—	84,350	1,802	(5)	1,083,622

Michael Smith Chief Commercial Officer	2021	188,169	121,837	(6)	3,261,181	434,140	85,200	1,802	(7)	4,092,329

(1)	Amounts represent salary earned by the named executive officers in 2021 and 2020.
(2)

Amounts reflect the full grant-date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of all option awards made to named executive officers in Note 6 to the consolidated financial statements included in the 2021 Annual Report.

(3)

Amount represents the aggregate grant date fair value of restricted stock units (“RSUs”) granted to the named executive officers during 2021, calculated in accordance with ASC Topic 718. The grant date fair value for the RSU awards are calculated based on the closing stock price on the date of grant.

(4)	Amount represents employer matching contributions under our 401(k) plan ($2,900 in 2021 and $984 in 2020), and Mr. Bergheim’s cell phone allowance ($3,205 in 2021 and $1,332 in 2020).
(5)	Amount represents employer matching contributions under our 401(k) plan (none in 2021 and $602 in 2020), and Dr. Khakpour’s cell phone allowance ($1,200 in each of 2021 and 2020).
(6)	Amount represents a relocation bonus paid to Mr. Smith in connection with his commencement of employment as our Chief Commercial Officer as of June 21, 2021.
(7)	Amount represents employer matching contributions under our 401(k) plan ($1,484 in 2021), and Mr. Smith’s cell phone allowance ($318 in 2021).

Narrative to Summary Compensation Table

2021 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

In 2021, Mr. Bergheim was entitled to receive $409,500 annually, Dr. Khakpour was entitled to receive $322,400 annually, and Mr. Smith was entitled to receive $350,000 annually.

The 2022 base salaries for Messrs. Bergheim, Khakpour and Smith are $440,000, $375,000, and $365,000, respectively.

2021 Bonuses

The named executive officers were eligible to earn a cash incentive bonus based upon the achievement of pre-determined performance goals of the Company for 2021, including goals related to revenue, cash flow and milestone project completion (each weighted equally). For 2021, the target bonuses for Messrs. Bergheim, Khakpour and Smith were 75%, 55% and 55%, respectively, of base salary. Under the 2021 bonus program, participants were eligible to receive up to 200% of the participant’s target bonus opportunity

Based on actual results as compared to the targets set for revenue, cash flow and strategic milestone, and to acknowledge the successful completion of the IPO, our board of directors approved bonus payouts under the 2021 bonus program equal to 100% of target. The actual annual cash bonuses awarded to each named executive officer for 2021 performance are set forth above in the 2021 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

We have historically granted stock options and RSUs to our employees, including our named executive officers, under our 2021 Incentive Award Plan, 2017 Stock Incentive Plan and our 2007 Stock Plan, which we refer to as the 2021 Plan, 2017 Plan and 2007 Plan (as defined below), respectively.

In connection with the start of Mr. Smith’s employment, on June 22, 2021, we granted 213,698 stock options under a stock option plan (the “2017 Plan”), which replaced the Company’s 2007 stock option plan (the “2007 Plan”), to Mr. Smith with an exercise price of $11.52 per share, which was equal to the fair market value of our common stock on the date of grant, as determined by the board of directors. The stock options vest as to 25% of the underlying shares on the first anniversary of June 22, 2021, and in equal monthly installments thereafter over the following four years, subject to Mr. Smith’s continued employment with us through each applicable vesting date.

In connection with our IPO, we issued stock option awards and RSUs to each of our named executive officers. These stock options have an exercise price of $12.00 per share, which is equal to the market price of our common stock on the date of grant. The stock options and RSUs granted to each of Messrs. Bergheim, Khakpour and Smith vest in 16 equal quarterly installments following October 28, 2021, for stock options and November 2, 2021 for RSUs, subject to the executive’s continued employment with us through each applicable vesting date. The stock options granted to our named executive officers are early-exercisable, meaning that the options may be exercised at any time following the date of grant, subject to the executive’s continued employment through the applicable date of exercise, in exchange for shares of restricted stock, which would remain subject to the same vesting conditions of the option. As of December 31, 2021, none of our named executive officers have early-exercised their options in exchange for shares of restricted stock.

The following table sets forth the number of shares subject to stock options and RSUs granted to our named executive officers during 2021.

Named Executive Officer	2021 Stock Options Granted	2021 RSUs Granted
Bjarne Bergheim	139,701	97,166
Mehrzad Khakpour	82,526	57,400
Michael Smith	280,313	46,333

Other Elements of Compensation

Retirement Plan

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Under this plan, we may make discretionary matching contributions equal to a percentage of the participants’ contributions up to a specified amount. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. During their employment, our named executive officers are eligible to participate in our employee benefit plans and programs, including medical, dental, vision, life, short- and long-term disability insurance benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Tax Gross-Ups

We generally do not make gross-up payments to cover our named executive officers’ taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

				Option Awards			Restricted Stock Unit Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(9)
Bjarne Bergheim	5/28/2013	5/28/2013	(2)	95,342	1.10	5/27/2023
	2/14/2014	1/1/2014	(2)	26,438	1.10	2/13/2024
	9/8/2017	9/30/2014	(2)(3)	124,383	4.02	10/22/2024
	9/8/2017	6/6/2017	(3)(4)	56,506	4.02	6/5/2027
	9/8/2017	6/6/2017	(2)(3)	49,516	4.02	6/5/2027
	9/18/2018	9/18/2018	(5)	174,721	4.02	9/17/2028
	3/17/2020	3/17/2020	(5)	200,208	7.01	3/16/2030
	10/28/2021	10/28/2021	(6)	139,701	12.00	10/27/2031
	11/2/2021	11/2/2021	(8)				97,166	559,676

Mehrzad Khakpour	5/28/2013	5/28/2013	(2)	13,144	1.10	5/27/2023
	9/8/2017	9/30/2014	(2)(3)	21,917	4.02	10/22/2024
	9/8/2017	6/6/2017	(3)(5)	19,084	4.02	6/5/2027
	9/18/2018	9/18/2018	(5)	32,876	4.02	9/17/2028
	3/17/2020	3/17/2020	(5)	155,291	7.01	3/16/2030
	10/28/2021	10/28/2021	(6)	82,526	12.00	10/27/2031
	11/2/2021	11/2/2021	(8)				57,400	330,624

Michael Smith	6/22/2021	6/22/2021	(7)	213,698	11.52	6/21/2031
	10/28/2021	10/28/2021	(6)	66,615	12.00	10/27/2031
	11/2/2021	11/2/2021	(8)				46,333	266,878

(1)

Amounts in this column represent options that are early-exercisable, meaning that they can be exercised before they vest subject to the same vesting provisions. The options in this column represent both vested and unvested options. For a description of the options, please see the section titled “Narrative to Summary Compensation Table—Equity Compensation” above.

(2)

Represents options that vest as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/36th of the underlying shares on each monthly anniversary thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(3)

These options were repriced in September 2017 to reduce the exercise price per share for each option to $4.02. The grant date represents the date on which the repriced option was granted for accounting purposes.

(4)

Represents options that vest as to 25% of the underlying shares on each of the first four anniversaries following the vesting commencement date, subject to the named executive officer’s continued employment through the applicable vesting date.

(5)

Represents options that vest as to 1/48th of the underlying shares on each monthly anniversary following the vesting commencement date, subject to the named executive officer’s continued employment through the applicable vesting date.

(6)

Represents options that vest as to 1/16th of the underlying shares on each quarterly anniversary following the vesting commencement date, subject to the named executive officer’s continued employment through the applicable vesting date.

(7)

Represents options that vest as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/48th of the underlying shares on each monthly anniversary thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(8)

Represents RSUs that vest as to 1/16th of the underlying shares on each quarterly anniversary following the vesting commencement date, subject to the named executive officer’s continued employment through the applicable vesting date.

(9)	Based on the closing price of our common stock on December 31, 2021, which was $5.76 per share.

Executive Compensation Arrangements

Bjarne Bergheim

Mr. Bergheim is employed pursuant to an employment offer letter entered into with us in connection with his hiring as our President and Chief Executive Officer as of July 1, 2012. Mr. Bergheim’s offer letter provides for an annual base salary and cash incentive bonus opportunity, eligibility to receive a grant of stock options, and participation in our standard benefit plans. Mr. Bergheim’s offer letter has no fixed term.

Mehrzad Khakpour

Dr. Khakpour is employed pursuant to an employment offer letter entered into with us in connection with his hiring as our Senior Director of Research, Technology and Innovation, effective as of September 24, 2014, which continued to govern his employment in 2020 as our Chief Technology Officer. Dr. Khakpour’s offer letter provides for an annual base salary and cash incentive bonus opportunity, eligibility to receive a grant of stock options, and participation in our standard benefit plans. Dr. Khakpour’s offer letter has no fixed term.

Michael Smith

Mr. Smith is employed pursuant to an employment offer letter entered into with us in connection with his hiring as our Chief Commercial Officer, effective as of June 21, 2021. Mr. Smith’s offer letter provides for an annual base salary and cash incentive bonus opportunity, eligibility to receive a grant of stock options, and participation in our standard benefit plans. Mr. Smith’s offer letter has no fixed term.

Executive Severance Plan

The Severance Plan, which became effective upon the closing of our IPO, provides certain of our executives, including our named executive officers, eligibility to receive certain severance payments and benefits upon a qualifying termination with us. The payments and benefits provided pursuant to the Severance Plan supersede any pre-existing severance benefits to which the individual was previously entitled, including those provided pursuant to any employment agreement with us.

In the event of a termination of the executive’s employment by us without “cause” or by the executive for “good reason” (each, as defined in the Severance Plan), the executive will be eligible to receive the following severance payments and benefits:

•

With respect to Mr. Bergheim: (i) 12 months of the executive’s annual base salary in effect immediately prior to the qualifying termination, paid in a single lump sum within 60 days following such termination, (ii) the executive’s target cash performance bonus for the year in which the termination occurs, based on the date of the termination and paid in a single lump sum within 60 days following such termination, and (iii) company-subsidized COBRA premiums for up to 12 months.

•

With respect to Messrs. Khakpour and Smith: (i) 6 months of the executive’s annual base salary in effect immediately prior to the qualifying termination, paid in a single lump sum within 60 days following such termination, and (ii) company-subsidized COBRA premiums for up to six months.

In the event of a termination of the executive’s employment without “cause” or by the executive for “good reason”, in either case during the period beginning on the date of a change in control, the executive will be eligible to receive the following severance payments and benefits:

•

With respect to Mr. Bergheim: (i) 2.0 times the sum of the executive’s annual base salary and target cash performance bonus, in each case in effect immediately prior to termination, paid in a single lump sum within 60 days following such termination, (ii) accelerated vesting of 100% of the number of shares subject to each time-vesting equity-based award held by the executive, and (iii) company-subsidized COBRA premiums for up to the executive’s maximum COBRA period.

•

With respect to Messrs. Khakpour and Smith: (i) the sum of 12 months of the executive’s annual base salary and 1.0 times the executive’s target cash performance bonus, in each case in effect immediately prior to termination, paid in a single lump sum within 60 days following such termination, (ii) accelerated vesting of 100% of the number of shares subject to each time-vesting equity-based award held by the executive, and (iii) company-subsidized COBRA premiums for up to 12 months.

All severance payments and benefits under the Severance Plan are subject to the executive’s execution and, to the extent a release of claims in favor of us at the time of the executive’s termination of employment, and the executive’s continued compliance with any applicable restrictive covenants. In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the executive by us, would subject such executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net result for the executive.

Equity Incentive Plans

2021 Incentive Plan

In connection with our IPO, our board of directors adopted, and our stockholders approved, the 2021 Incentive Award Plan (the “2021 Plan”), under which we may grant cash and equity incentive awards to eligible employees, consultants and directors in order to attract, motivate and retain the talent for which we compete. The material terms of the 2021 Plan are summarized below.

Eligibility and Administration. Our employees, consultants and directors, and employees, consultants, and directors of our subsidiaries, are eligible to receive awards under the 2021 Plan. The 2021 Plan is administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our board of directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2021 Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. An aggregate of 3,416,410 shares of our common stock is available for issuance under awards granted pursuant to the 2021 Plan, which shares may be authorized but unissued shares, treasury shares or shares purchased in the open market. Notwithstanding anything to the contrary in the 2021 Plan, no more than 20,000,000 shares of our common stock may be issued pursuant to the exercise of incentive stock options under the 2021 Plan.

The number of shares available for issuance will be increased by (i) the number of shares which were represented by awards outstanding under our 2007 Plan or 2017 Plan (the “Prior Plans”), as of the effective date of the 2021 Plan that expire, lapse or are terminated, exchanged or settled in cash, surrendered, repurchased, cancelled without having been fully experienced or forfeited following the effective date of the 2021 Plan, and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (A) 5% of the aggregate number of shares of our common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors.

If an award under the 2021 Plan or any Prior Plan expires, lapses or is terminated, exchanged for or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2021 Plan. Further, shares delivered to us to satisfy the applicable exercise or purchase price of an award under the 2021 Plan or any Prior Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the 2021 Plan or any Prior Plan being exercised or purchased and/or creating the tax obligation) will become or again be available for award grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan. The 2021 Plan provides that, commencing with the calendar year following the calendar year in which the 2021 Plan became effective, the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed the amount equal to $500,000, increased to $1,000,000 in the fiscal year of a non-employee director’s initial service as a non-employee director.

Awards. The 2021 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, RSUs, stock appreciation rights, or SARs, and other stock or cash awards. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•

Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Settlement of RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•

Other Stock or Cash Based Awards. Other stock or cash-based awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock may be granted under the 2021 Plan. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed, or expires, as determined by the plan administrator.

Performance Awards. Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of our common stock; (20) regulatory achievements or compliance; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; (31) year-end cash; and (32) human capital management goals or environmental, social and governance goals, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

Certain Transactions. The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control of our company (as defined in the

2021 Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2021 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our board of directors may amend or terminate the 2021 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2021 Plan. Stockholder approval is not required for any amendment that “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the 2021 Plan after the tenth anniversary of the earlier of the date on which our stockholders approved the 2021 Plan or the date on which our board of directors adopted the 2021 Plan.

2021 Employee Stock Purchase Plan

In connection with our IPO, our board of directors adopted, and our stockholders approved, the 2021 Employee Stock Purchase Plan (the “ESPP”). The material terms of the ESPP are summarized below.

Shares Available; Administration. A total of 525,600 shares of our common stock have been initially reserved for issuance under our ESPP. The number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of: (i) 1% of the aggregate number of shares of our common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our board of directors. In no event will more than 10,000,000 shares of our common stock be available for issuance under the ESPP.

Our board of directors or a committee designated by our board of directors has authority to interpret the terms of the ESPP and determine eligibility of participants. The compensation committee is the administrator of the ESPP.

Eligibility. The plan administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of our company and our designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase stock under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the plan administrator prior to the relevant offering date. Directors who are not employees, as well as consultants, are not eligible to participate. Employees who choose to not participate or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Participation in an Offering. We intend for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

The ESPP permits participants to purchase our common stock through payroll deductions of up to 15% of their eligible compensation, unless otherwise determined by the plan administrator, which includes a participant’s gross base compensation for services to us, including overtime payments, periodic bonuses, and sales commissions, and excluding one-time bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

On the first trading day of each offering period, each participant automatically will be granted an option to purchase shares of our common stock. The option will be exercised on the applicable purchase date(s) during the offering period, to the extent of the payroll deductions accumulated during the applicable purchase period. The purchase price of the shares, in the absence of a contrary determination by the plan administrator, will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the applicable purchase date, which will be the final trading day of the applicable purchase period.

Participants may voluntarily end their participation in the ESPP at any time at least two weeks prior to the end of the applicable offering period (or such longer or shorter period specified by the plan administrator) and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

Transferability. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided in the ESPP.

Certain Transactions. In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’

accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights. Under the ESPP, a change in control has the same definition as given to such term in the 2021 Plan.

Plan Amendment; Termination. The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP must be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the ESPP in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4), or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

Director Compensation

Prior to our IPO, we did not maintain a formal non-employee director compensation program; however, we did make stock option grants to non-employee directors from time to time. In 2021, certain of our directors received stock option grants.

In connection with our IPO, our board of directors adopted, and our stockholders approved a non-employee director compensation program, (the “Director Compensation Program”), which became effective in connection with the closing of our IPO. The Director Compensation Program provides for annual retainer fees and long-term equity awards for certain of our non-employee directors, referred to as Eligible Directors.

The Director Compensation Program consists of the following components (paid on an annual basis):

Cash Compensation

•	Annual Retainer: $40,000

•	Non-Executive Board Chair: $35,000

•	Lead independent director: $15,000

•	Audit Committee Chair: $20,000

•	Audit Committee Member: $10,000

•	Compensation Committee Chair: $15,000

•	Compensation Committee Member: $7,000

•	Nominating and Governance Committee Chair: $10,000

•	Nominating and Governance Committee Member: $5,000

Annual cash retainers are paid in quarterly installments in arrears and will be for any partial calendar quarter of service.

Equity Compensation

•

Initial Grant: Following our IPO, each Eligible Director who is elected or appointed to serve on the board of directors will be granted, on the date on which such Eligible Director is appointed or elected to serve on the board of directors, a stock option with a grant-date fair value of approximately $240,000. These initial grants will vest in substantially equal installments on each of the first three anniversaries of the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.

•	Annual Grant: An Eligible Director who has been serving on our board of directors for at least six months as of the date of the annual meeting of the Company’s stockholders each calendar year

(beginning with calendar year 2022) and who continues to serve on our board through the date of such annual meeting will be granted, on such annual meeting date, a stock option with a grant-date fair value of approximately $60,000 and an RSU award with a value of approximately $60,000. Each annual grant will vest in full on the earlier to occur of (i) the first anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date

Stock options granted under the Director Compensation Program have an exercise price equal to the fair market value our common stock on the date of grant and will expire not later than 10 years after the date of grant.

In addition, each Initial Grant and Annual Grant will vest in full upon a change in control of the Company (as defined in the 2021 Plan) if the Eligible Director will not become a member of the board of directors of the Company or the ultimate parent of the Company as of immediately following such change in control.

2021 Director Compensation Table

Name	Fees Earned ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas Engels (2)	—	—	—	—
Dan Even (2)	—	—	—	—
Anthony Bihl	22,500	109,574	—	132,074
Brooks Andrews (2)	—	—	—	—
Olav Bergheim	10,000	—	—	10,000
Alex Crisses (2)	—	—	—	—
Cory Eaves	12,500	—	—	12,500
Chau Khoung (2)	—	—	—	—
Paul Madera	12,500	—	—	12,500
Carolyn Beaver (3)	15,000	240,756	—	255,756
Sadie M. Stern (3)	13,000	240,756	—	253,756
Karen K. McGinnis (3)	14,250	240,756	—	255,006
Raj Pudipeddi (4)	3,750	250,701	—	254,451

(1)

Amounts reflect the full grant-date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to our directors in Note 6 to the consolidated financial statements included in the 2021 Annual Report.

(2)	Resigned effective October 28, 2021.
(3)	Appointed to the board of directors effective October 28, 2021.
(4)	Mr. Pudipeddi was appointed to the board of directors effective December 6, 2021.

The stock option granted to Mr. Bihl on June 22, 2021, vests as to 1/48th of the underlying shares on each monthly anniversary following the vesting commencement date, subject to Mr. Bihl’s continued service through the applicable vesting date. The options granted to Ms. Beaver, Ms. Stern and Ms. McGinnis vest in three equal annual installments beginning on October 28, 2021 and the option granted to Mr. Pudipeddi vests in three equal annual installments beginning on December 6, 2021. The stock options granted to our non-employee directors in 2021 are early-exercisable, meaning that the options may be exercised at any time following the date of grant, subject to the non-employee director’s continued service through the applicable date of exercise, in exchange for shares of restricted stock, which would remain subject to the same vesting conditions of the option. As of December 31, 2021, none of our non-employee directors have early-exercised their options in exchange for shares of restricted stock.

The table below shows the aggregate numbers of stock options held as of December 31, 2021, by each non-employee director who was serving as of December 31, 2021.

Name	Options Outstanding at Fiscal Year End
Anthony Bihl	27,395
Carolyn Beaver	28,755
Sadie M. Stern	28,755
Karen K. McGinnis	28,755
Raj Pudipeddi	38,035

Compensation Committee Interlocks

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

PROPOSAL 1

ELECTION OF CLASS I DIRECTOR

At the Annual Meeting, one director will be elected by the stockholders to serve as the Class I director until the 2025 annual meeting of stockholders or until his successor is duly elected and qualified. Properly submitted proxies will be voted “FOR” the election as director of the person named below, unless the proxy contains instructions to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Management has no reason to believe that the nominee is unable or unwilling to serve, if elected. However, in the event that he should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person as shall be designated by the board of directors.

Nominee for Class I Director

The board of directors has nominated Raj Pudipeddi for election as the Class I director at the Annual Meeting. Information regarding the business experience of the Class I director nominee and his service on boards of directors of other public companies may be found under the section of this proxy statement entitled “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—The Board of Directors.”

Vote Required

The Class I director nominee who receives the highest number of votes “FOR” election by holders of our Common Stock that are entitled to vote at the Annual Meeting on the election of directors will be elected as the Class I director, provided that a quorum is present. Unless otherwise instructed, the Named Proxies will vote properly executed proxies timely received “FOR” Raj Pudipeddi as the Class I director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF RAJ PUDIPEDDI AS THE CLASS I DIRECTOR.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Overview

Ernst & Young LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s accounts for fiscal year 2021 and 2020. The audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and the board of directors is asking stockholders to ratify that selection. Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of the Company for ratification. Although the Sarbanes-Oxley Act of 2002, as well as the charter of the audit committee, require the audit committee to appoint, retain, and oversee the Company’s independent registered public accounting firm, the board of directors considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice.

If a majority of votes cast on this matter are not cast in favor of the selection of Ernst & Young LLP, the audit committee and the board of directors will reconsider the selection of such firm as the Company’s independent registered public accounting firm. Even if stockholders vote on an advisory basis in favor of the selection, the audit committee may, in its discretion, direct the selection of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Company expects that representatives of Ernst & Young LLP will attend the virtual Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Vote Required

Approval of the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2) will require the affirmative vote of the holders of a majority in voting power of the votes cast at the Annual Meeting (excluding abstentions and broker non-votes). Unless otherwise instructed, the Named Proxies will vote properly executed proxies timely received “FOR” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR ENDING DECEMBER 31, 2022.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) serves as the Company’s independent registered public accounting firm and has served in that capacity since 2013. The decision to engage E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, was approved by the audit committee of the board of directors.

The audit committee considered the independence of E&Y and whether the audit services E&Y provides to the Company are compatible with maintaining that independence. The audit committee has adopted procedures by which the audit committee must approve in advance all services provided by and fees paid to the Company’s independent registered public accounting firm. The advance approval requirement was not waived in any instance during the past fiscal year.

Fees and Services of Ernst & Young LLP

The following table sets forth the aggregate fees billed to us by E&Y for professional services rendered for the years ended December 31, 2021, and 2020:

	2021	2020
Audit Fees (1)	$1,002,500	$460,000

(1)

Audit Fees represent the aggregate fees for professional services for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires the audit committee or a member of the audit committee to pre-approve all audit and permissible non-audit services to be provided by our independent auditor. These services include audit services, audit-related services, and tax services. Pre-approval is generally requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the three categories of services listed above. Our audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to our audit committee’s next scheduled meeting, our audit committee has authorized its chairperson to pre-approve services. Engagements so pre-approved are to be reported to our audit committee at its next scheduled meeting. Our audit committee or its chairperson pre-approved all audit services provided by E&Y for the years ended December 31, 2021, and 2020 pursuant to the pre-approval policies and procedures.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2021. The audit committee oversees the Company’s financial reporting process on behalf of the board of directors.

The audit committee is composed of three non-employee directors and operates under a written charter adopted and approved by the board of directors. The board of directors, in its business judgment, has determined that each audit committee member is “independent” as such term is defined under the applicable NYSE rules and under Section 10A(m)(3) of the Exchange Act. The Company has identified each of Carolyn Beaver and Karen McGinnis as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The audit committee has sole authority to select and retain (subject to ratification by the Company’s stockholders), oversee, and terminate the Company’s independent registered public accounting firm, to approve fees and other terms of the engagement, and to approve any permitted non-audit engagements with the independent registered public accounting firm.

The Company’s management has the primary responsibility for the preparation, presentation, and integrity of the Company’s financial statements and the accounting and reporting process, including the systems of internal controls, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The audit committee’s responsibility is to independently monitor and review the financial reporting processes of the Company. However, the audit committee members are not professionals engaged in the practice of accounting or auditing, and must rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, although the audit committee members consult with and discuss these matters and their questions and concerns with management and the Company’s independent registered public accounting firm, the audit committee’s oversight cannot provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions cannot assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards; that the financial statements are presented in accordance with generally accepted accounting principles; or, that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the audit committee holds meetings throughout the year to, among other things, facilitate and encourage communication among the audit committee, management, and the Company’s independent registered public accounting firm.

In fulfilling the audit committee’s oversight responsibilities, the audit committee members reviewed and discussed (a) the audited financial statements for the fiscal year ended December 31, 2021 with the Company’s management and the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, including a discussion of their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, (b) the reasonableness of significant judgments, (c) the clarity of disclosures in the financial statements, and (d) such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States.

The audit committee also discussed with the Company’s independent registered public accounting firm matters related to the conduct of the audit of the Company’s financial statements and matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”). The audit committee’s discussions included a discussion of the background and experience of the independent auditor’s audit team assigned to Sonendo, Inc. and the quality control procedures established by the independent registered public accounting firm. The audit committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee has discussed with the independent registered public accounting firm its independence from the Company and its management. The audit committee met with the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and the aforementioned meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC, and selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

AUDIT COMMITTEE

Carolyn Beaver (Chair)
Paul Madera
Karen McGinnis

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions to which we were a participant since January 1, 2020 in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years (which is $958,000), and in which any of our executive officers, directors, director nominees or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Series E Preferred Stock Financing

In November 2018, June 2019 and December 2019, we completed the sale of an aggregate 6,311,328 shares of our Series E convertible preferred stock at a purchase price of $20.08 per share for an aggregate purchase price of approximately $126.7 million. Each share of our Series E convertible preferred stock was converted into shares of our common stock immediately prior to the closing of our IPO which was completed on November 2, 2021, in accordance with our amended and restated certificate of incorporation currently in effect.

The following table summarizes the Series E convertible preferred stock purchased by holders of more than 5% of our capital stock, our board of directors and any entities affiliated with our executive officers or a member of our board of directors.

	Initial Closing		Second Closing		Third Closing
Participants (1)	Shares of Series E Convertible Preferred Stock	Aggregate Purchase Price ($) (in thousands)	Shares of Series E Convertible Preferred Stock	Aggregate Purchase Price ($) (in thousands)	Shares of Series E Convertible Preferred Stock	Aggregate Purchase Price ($) (in thousands)	Total Shares Purchased	Aggregate Purchase Price ($) (in thousands)
OrbiMed Private Investments IV, LP	58,635	1,177	39,872	800	99,626	2,000	198,133	3,978
General Atlantic (SOI), L.P.	498,132	10,000	677,459	13,600	99,626	2,000	1,275,217	25,600
Entities affiliated with Meritech Capital	49,813	1,000	33,872	680	99,626	2,000	183,311	3,680
CVF, LLC	115,710	2,323	78,683	1,580	99,626	2,000	294,019	5,903
Entities affiliated with EW Healthcare	—	—	—	—	1,992,527	40,000	1,992,527	40,000
Olav Bergheim	24,906	500	—	—	—	—	24,906	500

(1)

Additional details regarding these stockholders and their equity holdings are provided in our Company’s 2021 Annual Report on Form 10-K under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Third Amended and Restated Investors’ Rights Agreement

We are party to a third amended and restated investors’ rights agreement with certain stockholders, entities affiliated with certain of our executive officers and directors, as well as certain of our executive officers and directors. The third amended and restated investors’ rights agreement grants rights to certain holders, including certain registration rights with respect to the registrable securities held by them, and also imposes certain affirmative obligations on us, including with respect to the furnishing of financial statements and information to the holders.

As a result of our IPO completed on November 2, 2021, most of the covenants and restrictions set forth in the third amended and restated investors’ rights agreement that apply to us terminated. The provisions relating to registration rights included in the third amended and restated investors’ rights agreement did not terminate as a result of our IPO.

Fifth Amended and Restated Voting Agreement

We were party to a fifth amended and restated voting agreement with certain stockholders, entities affiliated with certain of our executive officers and directors, as well as certain of our executive officers and directors. Pursuant to the fifth amended and restated voting agreement, these holders agreed to vote in a certain way on certain matters, including with respect to the election of directors.

As a result of our IPO, the fifth amended and restated voting agreement terminated and none of our stockholders have any continuing voting rights, including special rights regarding the election or designation of members of our board of directors, following our IPO, which was completed on November 2, 2021.

Second Amended and Restated Right of First Refusal and Co-Sale Agreement

We were party to a second amended and restated right of first refusal and co-sale agreement with certain stockholders, entities affiliated with certain of our executive officers and directors, as well as certain of our executive officers and directors. Pursuant to the second amended and restated right of first refusal and co-sale agreement, we had a right of first refusal and certain stockholders that were party to the second amended and restated first refusal and co-sale agreement had a right of first refusal and a co-sale right.

The second amended and restated first refusal and co-sale agreement terminated in connection with our IPO, which was completed on November 2, 2021.

Other Commercial Relationships

On April 1, 2010, we entered into a Facilities and Services Agreement (as amended, the “Fjord Facilities and Services Agreement”) with Fjord Ventures, LLC (“Fjord”), pursuant to which Fjord agreed to provide certain administrative services, including CFO services, accounting services, administrative support, IT services and office space and supplies, to us in exchange for a monthly fee. The Fjord Facilities and Services Agreement was subsequently amended to extend the term, adjust the services provided and adjust the monthly fee on December 15, 2011, September 1, 2012, March 31, 2017, July 1, 2019, and January 1, 2021. For each of the years ended December 31, 2021, and 2020, we paid Fjord $0.04 million and $0.2 million, respectively, pursuant to the Fjord Facilities and Services Agreement.

On June 24, 2021, the parties terminated the Fjord Facilities and Services Agreement, effective June 30, 2021. As a result of such termination, Fjord no longer provides any administrative services to us.

Olav Bergheim, a current member of our board, is the founder and president of Fjord.

Indemnification Agreements

Our amended and restated bylaws, which became effective following our IPO, provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation, which became effective following our IPO, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to our IPO, we entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Reserved Share Program

In connection with our IPO completed on November 2, 2021, we sold 341,535 shares of our common stock to some of our directors, officers, employees, distributors, dealers, business associates and related persons at our initial public offering price of $12 per share.

Our Policy Regarding Related Party Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests or improper valuation (or the perception thereof). In connection with our IPO, our board of directors adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the New York Stock Exchange. Under such policy:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested or by the disinterested members of the board of directors; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the board of directors or recommended by the compensation committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and together with the Securities Act, the “Acts”), and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” or “outside” director, as applicable, under the rules and regulations of the SEC, the New York Stock Exchange and the Code.

OWNERSHIP OF THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 28, 2022, information regarding beneficial ownership of our capital stock by:

•	each person known to us to be the beneficial owner of more than five percent of our then-outstanding common stock;

•	each director and named executive officer; and

•	all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by May 27, 2022 (60 days after March 28, 2022) through the exercise or conversion of a security or other right. Unless otherwise indicated or pursuant to applicable community property laws, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.

The percentage of beneficial ownership in the table below is based on 26,397,974 shares of common stock deemed to be outstanding as of March 28, 2022.

Unless otherwise indicated, the address of all individuals listed in the table below is c/o Sonendo, Inc., 26061 Merit Circle, Suite 102, Laguna Hills, California 92653.

Name of Beneficial Owner	Owned Shares of Common Stock	Number of Shares Underlying Options or Warrants Exercisable or RSUs Releasable Within 60 Days of March 28, 2022	Percentage of Class
5% Stockholders
Entities affiliated with General Atlantic (1)	3,267,746	—	12.4%
Entities affiliated with OrbiMed (2)	1,968,180	—	7.5%
Entities affiliated with Meritech Capital (3)	1,468,977	—	5.6%
Entities affiliated with EW Healthcare (4)	1,992,526	—	7.5%
ArrowMark Colorado Holdings, LLC (5)	1,372,228	—	5.2%
Named Executive Officers and Directors
Olav Bergheim (6)	2,775,608	—	10.5%
Bjarne Bergheim	250,955	—	*
Mehrzad Khakpour, PhD	24,656	—	*
Anthony Bihl	16,000	9,601	*
Carolyn Beaver	2,800	—	*
Michael Smith	—	—	*
Cory Eaves	—	—	*
Paul Madera	—	—	*
Sadie M. Stern	—	—	*
Karen K. McGinnis	—	—	*
Raj Pudipeddi	—	—	*
All Executive Officers and Directors as a Group (15 individuals)	3,072,269	9,601	11.6%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Based on a Schedule 13G filed with the SEC on February 11, 2022 by General Atlantic, L.P. (“GALP”), General Atlantic Partners 100, L.P. (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”), GAP Coinvestments CDA, L.P., (“GAPCO CDA”), General Atlantic (SPV) GP, LLC (“GA SPV”), General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”), General Atlantic GenPar, L.P. (“GA GenPar”), General Atlantic (SOI), L.P., (“GA SOI”), and GAP (Bermuda) L.P. (“GAP Bermuda”), each of GALP, GAP 100, GAP Bermuda EU, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA SPV, GenPar Bermuda, GA GenPar, GA SOI, GAP Bermuda has shared voting and dispositive power with respect to 3,267,746 shares. GAP 100, GAP Bermuda EU, GAPCO III, GAPCO IV, GAPCO V, and GAPCO CDA are collectively referred to as the “GA Funds”. The GA Funds share beneficial ownership of the shares held by GA SOI. The general partner of GA SOI is GA SPV. The general partner of GAP 100 is GA GenPar. The general partner of GAP Bermuda EU is GAP (Bermuda). GALP, which is controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”), is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and GA GenPar, and the sole member of GA SPV. The general partner of GenPar Bermuda is GAP Bermuda, which is also controlled by the Management Committee. There are nine members of the Management Committee. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares that each owns of record. Each of the members of the Management Committee disclaims ownership of the common shares reported herein except to the extent that he has a pecuniary interest therein. The address of GA LP, GAP 100, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA, GA GenPar, GA SPV and GA SOI is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The address of GAP Bermuda EU, GenPar Bermuda and GAP Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

(2)

Based on a Schedule 13G filed with the SEC on February 11, 2022 by OrbiMed Advisors, LLC (“OrbiMed Advisors”) and OrbiMed Capital GP IV LLC (“OrbiMed GP IV”), each of OrbiMed Advisors and OrbiMed GP IV has shared voting and dispositive power with respect to 1,968,180 shares.The business address for the OrbiMed entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2022 by Meritech Capital Partners IV L.P. (“MCP IV”), Meritech Capital Affiliates IV L.P. (“MC AFF IV”) and Meritech Capital Associates IV L.L.C. (“MCA IV”), (i) MCP IV has sole voting and dispositive power with respect to 1,433,575 shares, (ii) MC AFF IV has sole voting and dispositive power with respect to 35,402 shares, and (iii) MCA IV has sole voting and dispositive power with respect to 1,468,977 shares. MCA IV is the general partner of each of MCP IV and MC AFF IV, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP IV and MC AFF IV. Paul Madera, a member of our board of directors, Michael Gordon, Robert Ward, Craig Sherman and George Bischof are the managing members of MCA IV LLC and share voting and dispositive power; however, they disclaim beneficial ownership of the shares held by such entities except to the extent of their pecuniary interests therein. The address for such entities and persons is c/o Meritech Capital Partners, 245 Lytton Ave, Suite 125, Palo Alto, California 94301.

(4)

Based on a Schedule 13G filed with the SEC on January 27, 2022 by EW Healthcare Partners Fund 2, LP (“EWH 2”), EW Healthcare Partners Fund 2-A, L.P. (“EWH 2-A”), EW Healthcare Partners Fund 2 GP, L.P. (“EWH 2 GP”), EW Healthcare Partners Fund 2-UGP, LLC (“EWH 2-UGP”), Martin P. Sutter, Petri Vainio, Ron Eastman, R. Scott Barry, (i) EWH 2 has sole voting and dispositive power with respect to 810, 236 shares, (ii) EWH 2A has sole voting and dispositive power with respect to 1,182,290 shares, (iii) EWH 2 GP and EWH 2-UGP each has sole voting and dispositive power with respect to 1,992,526 shares, and (iv) each of Messrs. Sutter, Vainio, Eastman and Barry has shared voting and dispositive power with respect to 1,992,526 shares. EWH 2 GP is the general partner of EWH 2 and EWH 2-A and EWH 2-UGP is the general partner of EWH 2 GP. Messrs. Sutter, Eastman, Barry and Vainio are the managers of EWH 2 UGP and may exercise voting and investment control over the shares held by these entities only by majority action of the managers. Each individual manager and the EW Healthcare entities disclaims beneficial ownership of the shares held by such entities except to the extent of his, her or its respective pecuniary interest therein. The address for the EW Healthcare entities is c/o EW Healthcare, 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.
(5)

Based on a Schedule 13G filed with the SEC on February 14, 2022, by ArrowMark Colorado Holdings, LLC (“ArrowMark”), ArrowMark has sole voting and dispositive power with respect to 1,372,228 shares. The address for ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(6)

Consists of (i) 90,410 shares held by Mr. Bergheim directly, (ii) 1,090,752 shares held by Fjordinvest LLC, (iii) 393,473 shares held by Fjordinvest (Cayman) Ltd., (iv) 286,673 shares held by Fjordinvest (Cayman) II Ltd., (v) 131,302 shares held by Micro LLC, (vi) 24,906 shares held by PENSCO Trust Company Custodian FBO Olav Bergheim IRA (vii) 66,464 shares held by Fjord Ventures LLC, and (viii) 691,628 shares held by Fjord Capital Partners I, LP. The general partner of Fjord Capital Partners I, LP is Fjord Venture Partners I, LLC. Olav Bergheim is the manager of Fjord Venture Partners I, LLC and Fjordinvest LLC, the president of Fjord Ventures LLC and Micro LLC, and the chief executive officer of Fjordinvest (Cayman) Ltd. and of Fjord Venture Partners I, LLC and Fjordinvest (Cayman) II Ltd. As a result, Mr. Bergheim may be deemed to share beneficial ownership of the shares of our common stock held of record by these entities, but Mr. Bergheim disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, with respect to shares of common stock that may be issued under our 2007 Plan, 2017 Plan, 2021 Plan and ESPP:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs		Weighted-Average Exercise Price of Outstanding Options (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	3,458,142	(2)	7.59	2,993,389	(3)
Equity compensation plans not approved by stockholders	—		—	—
Total	3,458,142		7.59	2,993,389

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Consists of 3,119,993 shares of common stock issuable upon the exercise of stock options and 338,149 shares of common stock deliverable upon settlement of RSUs.
(3)

Consists of shares issuable under outstanding options under the 2021 Plan and ESPP as of December 31, 2021. Following the adoption of the 2021 Plan, no further awards will be made under the 2017 Plan. Shares issuable under the 2021 Plan may be used for any type of award authorized under the plan, including stock options, stock appreciation rights, restricted stock, restricted stock units, other stock or cash-based awards, and dividend equivalents.

OTHER MATTERS

The board of directors knows of no other matters other than those stated in this proxy statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies will be voted on any such matter in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

HOUSEHOLDING OF PROXY MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the proxy statement to any stockholder who contacts the Company’s Corporate Secretary by writing to Sonendo, Inc., 26061 Merit Circle, Suite 102, Laguna Hills, CA 92653, or by calling (949) 766-3636. If a stockholder is receiving multiple copies of this proxy statement at the stockholder’s household and would like to receive a single copy of the proxy Statement for a stockholder’s household in the future, the stockholder should contact his or her broker, other nominee record holder, or the Company’s Corporate Secretary to request mailing of a single copy of this proxy statement.

THE COMPANY’S WEBSITE

In addition to the information about the Company contained in this proxy statement, extensive information about the Company can be found on its website located at www.sonendo.com including information about its management team, products and services and its corporate governance practices. The content on the Company’s website is available for information purposes only, and should not be relied upon for investment purposes, and is not deemed to be incorporated by reference into this proxy statement.

THE COMPANY’S PRINCIPAL EXECUTIVE OFFICE

The Company’s principal executive office is located at 26061 Merit Circle, Suite 102, Laguna Hills, CA 92653.

ANNUAL REPORT AND OTHER SEC FILINGS

Our 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K are available on our corporate website www.sonendo.com under the “Investor—SEC Filings” tab. These and other SEC filings, including this proxy statement, are also available on the SEC’s website at www.sec.gov. The Company will provide, without charge, to any person upon written request or telephone call a copy of any of our SEC filings. All such requests should be directed to our Corporate Secretary, Sonendo, Inc., 26061 Merit Circle, Suite 102, Laguna Hills, CA 92653, or by calling (949) 766-3636.

ADDITIONAL QUESTIONS AND INFORMATION REGARDING

THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:

Other than the two proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the Named Proxies will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason the Class I director nominee is not available as a candidate for director, the Named Proxies will vote your proxy for such other candidate as may be nominated by the board of directors.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Sonendo will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. However, if you choose to vote over the Internet, you will bear the expenses for your Internet access. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose nominees for election to the board of directors at next year’s annual meeting of stockholders?

A:

Yes, our bylaws establish an advance notice procedure for stockholders to make nominations for the position of director at an annual meeting. Class II director nominee proposals for the 2023 Annual Meeting of Stockholders will not be considered timely unless such proposals are received by us no later than February 24, 2023, and no earlier than January 25, 2023, in accordance with our bylaws. Any proposal to nominate a director to our board of directors must set forth the information required by our bylaws.

Q:	May I propose other business proposals for consideration at next year’s annual meeting of stockholders?

A:

Yes, you may submit other business proposals for consideration at next year’s annual meeting of stockholders. In order for a stockholder proposal to be considered for inclusion in the proxy statement in reliance on Rule 14a-8 of the Exchange Act and presented at the 2023 annual meeting of stockholders, it must be in such form as is required by the rules and regulations promulgated by the SEC and received by us not less than 120 calendar days before April 13, 2023, the one year anniversary of the date this proxy statement was made available to stockholders (or by December 14, 2022).

A business proposal submitted by a stockholder pursuant to our bylaws and outside of the process of Rule 14a-8 for the 2023 annual meeting of stockholders will not be considered timely unless such proposal is received by us no later than February 24, 2023, and no earlier than January 25, 2023, in accordance with our bylaws. Any business proposal must set forth the information required by our bylaws. The proxy to be solicited on behalf of our board of directors for the 2023 annual meeting of stockholders may confer discretionary authority to vote on any such proposal considered to have been received on a non-timely basis that nonetheless properly comes before the 2023 annual meeting of stockholders.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Sonendo, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 28, 2022 TIME: Wednesday, May 25, 2022 1:30 PM, Pacific Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/SONX for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Bjarne Bergheim, Michael Watts and Jacqueline Collins (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sonendo, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/SONX • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-987-9012 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online at www.proxydocs.com/SONX by 2:00pm PT, May 23, 2022.

Sonendo, Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of one Class I Director FOR WITHHOLD 1.01 Raj Pudipeddi #P2# #P2# FOR FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2022. #P3# #P3# #P3# FOR You must register to attend the meeting online at www.proxydocs.com/SONX by 2:00pm PT, May 23, 2022. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date Please make your marks like this: X